EXHIBIT 10.1.5
NEXX SYSTEMS, INC.
RESTRICTED STOCK UNIT AGREEMENT

I.	NOTICE OF GRANT

Unless otherwise defined herein, the terms defined in the 2003 Employee Director and Consultant Stock Option Plan (the “Plan”) will have the same defined meanings in this Notice of Grant.

Name:	(“Participant”)

Address:

The Participant has been granted Restricted Stock Units (“RSUs”). Each RSU represents the right to receive one Share, subject to the terms and conditions of the Plan and this Restricted Stock Unit Agreement (“Agreement”), as follows:

Date of Grant (“RSU Grant Date”):

Vesting Commencement Date:

Number of RSUs:

Vesting Schedule:

On the Vesting Commencement Date, 25% of the Shares subject to the RSU Award will immediately vest and 2.083% of the Shares subject to the RSU Award will vest on each monthly anniversary of the RSU Grant Date thereafter, so that the RSU Award will be fully vested four (4) years after the RSU Grant Date.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and the Agreement. IN CONSIDERATION OF THE ISSUANCE OF THIS RSU AWARD AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, YOU ACKNOWLEDGE AND AGREE THAT THE “CARVE-OUT PLAN” ADOPTED BY THE BOARD OF DIRECTORS ON SEPTEMBER 26, 2008 IS HEREBY CANCELLED AND OF NO FURTHER FORCE AND EFFECT.

PARTICIPANT:	NEXX SYSTEMS, INC.:

Signature	By
Print Name	Title
Date:______________, 2010	Date:_______________, 2010

II.	AGREEMENT

1. Grant of the RSUs. As set forth in the Notice of Grant, the Company has granted the Participant RSUs. However, unless and until the RSUs are vested, the Participant will have no right to receive the Shares under the RSU grant. Prior to actual payment of any Shares, RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2. Vesting of RSUs. Subject to Sections 4 and 6, the Participant will vest in the RSUs in accordance with the vesting schedule set forth in the Notice of Grant; provided, that, in the event of the Participant’s Termination, the Participant’s right to vest in the RSUs and to receive the related Shares will also terminate effective as of the Termination Date and the Participant will have no further rights to unvested RSUs or the related Shares.

3. Issuance of Shares. No Shares shall be issued to the Participant prior to the date on which the RSUs vest. After any RSUs vest and subject to the terms of this Agreement, the Company shall on a quarterly basis promptly cause to be issued (either in book-entry form or otherwise) to the Participant or the Participant’s beneficiaries, as the case may be, Shares with respect to such vested RSUs. No fractional Shares shall be issued under this Agreement.

4. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the RSUs at any time, subject to the terms of the Plan. If they are accelerated, RSUs will be considered as having vested as of the date specified by the Administrator.

5. Leave of Absence. The Participant’s rights with respect to the RSU in the event of a leave of absence or a change in the Participant’s regularly scheduled hours of employment (other than a change due to a Termination) will be affected in accordance with the Company’s applicable employment policies or the terms of any agreement between the Participant and the Participant’s employer with respect thereto.

6. Death of Participant.  Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.  Taxes.

(a) Generally. The Participant is ultimately liable and responsible for all taxes owed in connection with the RSU, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the RSU. Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the RSU or the subsequent sale of Shares issuable pursuant to the RSU. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSU to reduce or eliminate the Participant’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the RSU (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), the Participant must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(i) Stock Withholding. The Company may, in its discretion, withhold a portion of the vested RSUs that have an aggregate market value sufficient to pay the minimum Tax Withholding Obligation. No fractional Shares shall be withheld or issued pursuant to the grant of RSUs and the issuance of Shares thereunder; any additional withholding necessary for this reason shall be done by the Company through the Participant’s paycheck. Accordingly, to the extent the Fair Market Value of the number of whole Shares withheld by the Company exceeds the Tax Withholding Obligation, the Company shall pay the Participant the difference. In the event the minimum Tax Withholding Obligations are not satisfied through the withholding of Shares (or, through the Participant’s paycheck, as indicated above), no settlement and issuance of the Shares underlying vested RSUs shall be made to the Participant (or his or her estate) unless and until satisfactory arrangements (as determined by the Company) have been made by the Participant with respect to the payment of the Tax Withholding Obligation. By accepting this Award, the Participant expressly consents to the withholding of Shares and to any additional cash withholding as provided for in this Section 7.

(ii) By Check, Wire Transfer or Other Means. At any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a vesting date), the Participant may elect to satisfy his or her Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (A) wire transfer to such account as the Company may direct, (B) delivery of a certified check payable to the Company, c/o Stock Administration, or such other contact as the Company may from time to time direct, or (C) such other means as the Company may establish or permit.

(c) Right to Retain Shares. The Company may refuse to issue any Shares to the Participant until he or she satisfies the Tax Withholding Obligation. To the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the RSU or from salary or other amounts payable to the Participant, Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

9. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares, receipt of Dividend Equivalent Rights and distributions on such Shares.

8. Dividend Equivalent Rights. Effective on the date of payment of cash dividends on the Shares occurring on and after the Date of Grant and before the applicable issuance of Shares pursuant to an RSU, the number of RSUs subject to this Award shall be increased by such additional whole and/or fractional RSUs determined by the following formula:

X = (A x B) / C

where,

“X” is the number of whole and/or fractional RSUs to be credited with respect to the Award;

“A” is the amount of cash dividends paid on one Share;

“B” is the number of whole and fractional RSUs subject to this Award as of the cash dividend record date but immediately prior to the application of this Section; and

“C” is the Fair Market Value of a Share on the cash dividend payment date.

Such additional RSUs shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the RSUs originally subject to this Award.

9. No Effect on Employment. The transactions contemplated hereunder and the vesting schedule set forth in the Notice of Grant do not constitute an express or implied promise of continued employment for any period of time.

10. Award is Not Transferable. Except to the limited extent provided in Section 6 above, this Award of RSUs and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way by the Participant (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Participant has been issued the Shares. Upon any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.

11. Corporate Transaction. In the event of a Corporate Transaction, the RSUs will be treated as set forth in Section 16(b) of the Plan.

12. Entire Agreement. This Agreement, subject to the terms and conditions of the Plan and the Notice of Grant, represents the entire agreement between the parties with respect to the RSUs.

13. Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14. Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the RSUs as the Administrator may establish from time to time for reasons of administrative convenience.

15. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

16. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

17. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

18. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

19. Notice of Governing Law. This Agreement will be governed by the internal substantive laws, but not the choice of law rules of the State of Delaware.